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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Triumph Group, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane—Suite 200
Wayne, Pennsylvania 19087
(610) 975-0420

Notice of Annual Meeting of Stockholders
To Be Held on July 15, 2002

To the holders of shares of common stock and Class D common stock:

        You are invited to be present either in person or by proxy at the annual meeting of stockholders of Triumph Group, Inc. to be held at Triumph's principal executive offices at Four Glenhardie Corporate Center, 1255 Drummers Lane—Suite 200, Wayne, Pennsylvania 19087, on Monday, July 15, 2002, beginning at 9:30 a.m., local time, for the following purposes:

  1.
  To elect all six directors for the coming year;

  2.
  To ratify the selection of Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2003;

  3.
  To approve material terms of executive officer performance goals; and

  4.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

        The board of directors has fixed the close of business on May 31, 2002 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments. To make sure that your vote is counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting in person. A self-addressed, postage paid envelope is enclosed for your convenience. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies which are returned properly signed but unmarked will be voted in favor of proposals made by Triumph.

By order of the board of directors,

Richard M. Eisenstaedt Secretary

June 20, 2002
Wayne, Pennsylvania

Your vote is important

        Please fill in, date and sign the accompanying proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. No postage is necessary if the envelope is mailed in the United States.

Triumph Group, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane—Suite 200
Wayne, Pennsylvania 19087
(610) 975-0420

Proxy Statement
For 2002 Annual Meeting of Stockholders
To be held on July 15, 2002

General Information

        This proxy statement is sent by the board of directors of Triumph Group, Inc. to solicit proxies to be voted at its annual meeting of stockholders on Monday, July 15, 2002, to be held at 9:30 a.m., local time, at Triumph's offices at Four Glenhardie Corporate Center, 1255 Drummers Lane—Suite 200, Wayne, Pennsylvania and at any adjournments, for the purposes stated in the accompanying notice of the meeting. This proxy statement, the notice and the enclosed proxy card will first be mailed to stockholders entitled to vote on or about June 20, 2002.

        Sending a signed proxy will not affect your right to attend the meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the secretary of Triumph at any time before your proxy is exercised or by attending the meeting and voting in person.

        When your proxy card is returned properly signed, your shares will be voted according to your instructions. The board knows of no matters that are likely to be brought before the meeting other than the matters specifically referred to in the notice of the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the meeting, will be authorized to vote or otherwise act with their judgment in those matters. In the absence of contrary instructions, your shares included on the enclosed proxy will be voted "FOR" the nominees for director stated thereon, "FOR" the ratification of the selection of Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2003 and "FOR" the approval of material terms of executive officer performance goals.

Solicitation of Proxies

        Triumph will pay for this proxy solicitation. Officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy. These officers and other regular employees will not receive additional compensation. Triumph estimates that the total amount to be spent on this proxy solicitation will be $3,000 and Triumph has not paid any expenses to date. Triumph is required to pay, upon request, the reasonable expenses incurred by record holders of common stock, who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

Quorum and Voting Rights

        Holders of record of Triumph's common stock and Class D common stock, as of the close of business on May 31, 2002, the record date, will be entitled to notice and to vote at the meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the meeting. Holders of Class D common stock are not entitled to vote in the election of directors, but are entitled to vote on all other matters brought before the meeting. Each share of Class D common stock may be converted into one share of common stock, at any time, at the option of the holder.

        As of the record date, there were 13,984,879 shares of common stock outstanding and entitled to vote on the election of directors. As of the record date, there were 13,984,879 shares of common stock and 1,848,535 shares of Class D common stock for a total of 15,833,414 shares outstanding and entitled to vote on all other matters. Holders of common stock will vote on the election of directors as a class and the holders of common stock and Class D common stock will vote on all other matters together as a class. Each outstanding share of common stock and Class D common stock entitles the holder to one vote.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock and Class D common stock is necessary to constitute a quorum at the meeting.

        Directors will be elected by a plurality of the votes cast by holders of common stock, voting together as a class, represented in person or by proxy at the meeting. Abstentions in the election of directors will be counted for the purpose of determining whether a quorum is present at the meeting but will not be considered as votes cast. Because directors are elected by a plurality of votes, abstentions will not have an impact on their election.

        The holders of common stock are entitled to cumulate their votes in the election of directors, which means a holder of common stock may cast as many votes in the aggregate as he or she is entitled to vote multiplied by the number of directors to be elected and to cast all votes for one director nominee or distribute these votes among two or more director nominees, as a holder sees fit. Each holder of common stock may indicate his or her preference on the enclosed proxy. If no preference is indicated, that holder's votes will be voted pro rata in favor of all nominees indicated.

        The approval of the executive officer performance goals, ratification of the board's selection of Triumph's auditors and any other matters brought before the meeting, other than the election of directors, will require the favorable vote of a majority of the shares of common stock and Class D common stock, voting together as a class, represented in person or by proxy at the meeting. Triumph is not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting. Abstentions in the approval of the executive officer performance goals, ratification of the selection of Triumph's auditors and of any other proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote.

        Broker non-votes for all proposals will not be counted in determining the presence of a quorum and will not be considered as votes cast, and will have no effect on the results of the votes.

Proposal No. 1—Election of Directors

        The board currently consists of six directors. At the meeting, the stockholders will elect all six directors for a term ending at the next annual meeting of stockholders and until that director's successor is duly elected and qualified.

        The table below lists the name of each person nominated by the board to serve as a director for the coming year. All of the nominees are currently directors of Triumph for terms expiring at the meeting. Each nominee has consented to be named as a nominee and, to the knowledge of Triumph, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted pro rata "FOR"

the election of Richard C. Ill, John R. Bartholdson, Richard C. Gozon, Claude F. Kronk, Joseph M. Silvestri and William O. Albertini.

Nominees	Age	Year First Elected a Director
Richard C. Ill	59	1993
John R. Bartholdson	57	1993
Richard C. Gozon	63	1993
Claude F. Kronk	70	1993
Joseph M. Silvestri	40	1994
William O. Albertini	58	1999

        The principal occupations and qualifications of each nominee for director are as follows:

        Richard C. Ill has been President and Chief Executive Officer and a director of Triumph since 1993. Mr. Ill is a member of the board of governors of the Aerospace Industry Association, the board of directors of Denman and Davis, Inc. and the advisory board of Outward Bound, USA.

        John R. Bartholdson has been Senior Vice President, Chief Financial Officer and Treasurer and a director of Triumph since 1993. Mr. Bartholdson serves on the board of directors and is chairman of the compensation committee of PBHG Funds, Inc.

        Richard C. Gozon has been a director of Triumph since 1993. Mr. Gozon retired on March 31, 2002 from his position as Executive Vice President of Weyerhaeuser Company, a position which he held in excess of five years. Mr. Gozon serves on the board of directors of U.G.I. Corporation, AmerisourceBergen Corporation and AmeriGas Partners, L.P.

        Claude F. Kronk has been a director of Triumph since 1993. Mr. Kronk retired on January 1, 1998 from his position as Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc., a position which he held in excess of five years. Mr. Kronk serves on the board of directors of Cold Metal Products, Co.

        Joseph M. Silvestri has been a director of Triumph since 1994. Mr. Silvestri has been employed by Citicorp Venture Capital, Ltd. since 1990 and has been a Vice President since 1995. Mr. Silvestri serves on the board of directors of Euramax International, Inc., ISG Resources, MacDermid, Incorporated and Delco Remy International, Inc.

        William O. Albertini has been a director of Triumph since May 1999. Mr. Albertini was Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. from 1991 through 1997. In 1997, Mr. Albertini became Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless and remained in that position until his retirement on April 30, 1999. Mr. Albertini serves on the board of directors of American Water Works Co. Inc., BlackRock Funds, People's State Bank and Midwest Independent System Operator, Inc.

        The board recommends that stockholders vote "FOR" each of these nominees. The six nominees receiving the highest number of affirmative votes will be elected as directors.

Meetings and Committees of the Board

        The board held five meetings during Triumph's fiscal year ended March 31, 2002 and also acted by unanimous consents in writing. The standing committees of the board are the audit committee and the compensation committee. Triumph does not have an executive committee or a nominating committee.

        The audit committee, consisting of Messrs. Kronk, Albertini and Gozon, met five times during the last fiscal year. Triumph's board adopted a charter for the audit committee in April 2000. A copy of the charter is included as an appendix to its proxy statement for the fiscal year ended March 31, 2001. The audit committee communicates and receives information directly from Triumph's independent auditors. The compensation committee, consisting of Messrs. Gozon, Kronk and Silvestri, met one time during the last fiscal year. The compensation committee periodically reviews and evaluates the compensation of Triumph's officers, administers Triumph's 1996 Stock Option Plan and establishes guidelines for compensation of other personnel.

Report of Audit Committee

        The audit committee of the board of directors is composed of three independent directors and operates under a written charter adopted by the board. All members of the audit committee are "independent" as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The members of the audit committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate and at least one member has accounting or related financial management expertise.

        Management is responsible for Triumph's internal controls and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes on behalf of the board of directors. The audit committee also recommends to the board of directors the selection of our independent auditors.

        In 2002, the audit committee met and held discussions with management and the independent auditors. In addition, the members of the audit committee individually reviewed our financial statements before such statements were filed with the SEC in Triumph's periodic reports on Forms 10-Q and 10-K and all press releases containing earnings reports. Management represented to the audit committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees.

        Triumph's independent auditors also provided to the audit committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the audit committee Ernst & Young LLP's independence.

        Based on the audit committee's discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the audit committee, the audit committee recommended that the board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2002, to be filed with the SEC.

Audit Committee Claude F. Kronk (Chairman) William O. Albertini Richard C. Gozon

        This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that Triumph specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Compensation of Directors

        Directors who are also employees of Triumph do not receive additional compensation for serving as directors. Each director who is not an employee of Triumph receives an annual fee of $15,000 and a fee of $1,000 for attendance at each board meeting (unless held by telephone conference call) and $500 for each committee meeting (unless held on the same day as a board meeting or held by telephone conference call). Each director who is not an employee of Triumph is entitled to receive options to purchase shares of common stock under Triumph's directors' stock option plan. Any options granted under the directors' plan are in addition to other compensation paid to those directors. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees.

Executive Compensation

        The following table summarizes the compensation paid to the President and Chief Executive Officer and to each of the four most highly compensated executive officers of Triumph and its operating locations, other than the President and Chief Executive Officer, for the fiscal years ended March 31, 2002, 2001 and 2000.

        "Bonus" consists of cash bonuses earned in the fiscal year identified, of which only a portion was paid in that year to Messrs. Ill and Bartholdson at their request and the balance was deferred.

        "Other Annual Compensation" reflects amounts contributed by Triumph to its 401(k) Plan for the benefit of the named employee.

        "All Other Compensation" consists of, imputed income related to Triumph's Executive Life Program—Collateral Assignment Split Dollar Agreement (the "Split Dollar Agreement"), imputed income related to group term life insurance and tax preparation allowances.

Summary Compensation Table

			Annual Compensation			Long Term Compensation Awards
Name and Position	Year		Salary	Bonus	Other Annual Compensation	Restricted Stock Awards		All Other Compensation(1)
Richard C. Ill President and Chief Executive Officer	2002 2001 2000		$480,000 450,000 375,000	$312,000 540,000 268,250	$5,325 5,663 5,025	$0 656,625 0	(3)	$15,551 10,553 9,588	(2) (4) (5)
John R. Bartholdson Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000		$375,000 350,000 315,000	$225,000 385,000 204,750	$5,241 5,297 4,940	$0 386,250 0	(7)	$12,269 8,210 7,416	(6) (8) (9)
Lawrence J. Resnick Vice President	2002 2001 2000	(11)	$233,500 216,251 —	$110,000 179,200 —	$4,880 5,362 —	$0 0 —		$1,075 420 —	(10) (12)
Richard M. Eisenstaedt Vice President, General Counsel and Secretary	2002 2001 2000		$202,000 193,000 182,500	$110,000 135,100 83,000	$5,168 5,179 4,853	$0 0 0		$2,875 2,740 2,892	(13) (14) (15)
Kevin E. Kindig Vice President and Controller	2002 2001 2000		$130,000 120,000 105,000	$50,000 70,000 48,000	$3,900 3,600 3,150	$0 0 0		$582 525 769	(16) (17) (18)

(1)
Amounts included in this column which relate to compensation received in connection with the Split Dollar Agreement represent the income imputed to each executive officer for each of the years shown. This represents a change in Triumph's method of reporting compensation in connection with the Split Dollar Agreement, which previously consisted of a calculation of the present value of the yearly interest foregone by Triumph on account of the Split Dollar Agreement. Triumph believes that the new method of reporting more accurately reflects the benefit to be received by the executive officer and that the amounts shown in this column reflect more appropriately the compensation received by the executive officer on account of the Split Dollar Agreement than the previous method of reporting. See the discussion under "Supplemental Executive Retirement Plan."

(2)
Includes: (i) $8,049, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; (ii) $4,902, representing income imputed to the executive officer under Triumph's group term life insurance policy; and (iii) a tax preparation allowance of $2,600.

(3)
Mr. Ill was granted an aggregate of 17,000 shares of restricted common stock on January 3, 2001. Such shares had a value of $666,400 at the end of fiscal 2002. The shares vest over three years as follows: 5,666 vested on

  January 3, 2002; 5,667 will vest on January 3, 2003; and 5,667 will vest on January 3, 2004. Triumph will not pay dividends on the shares of restricted stock.

(4)
Includes: (i) $5,651, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $4,902, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(5)
Includes: (i) $1,637, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $7,951, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(6)
Includes: (i) $6,199, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; (ii) $3,870, representing income imputed to the executive officer under Triumph's group term life insurance policy; and (iii) a tax preparation allowance of $2,200.

(7)
Mr. Bartholdson was granted an aggregate of 10,000 shares of restricted common stock on January 3, 2001. Such shares had a value of $392,000 at the end of fiscal 2002. The shares vest over three years as follows: 3,333 vested on January 3, 2002; 3,334 will vest on January 3, 2003; and 3,333 will vest on January 3, 2004. Triumph will not pay dividends on the shares of restricted stock.

(8)
Includes: (i) $4,340, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $3,870, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(9)
Includes: (i) $1,138, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $6,278, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(10)
Includes: (i) $287, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $788, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(11)
Mr. Resnick became a Vice President of Triumph on August 1, 2000. Previously, Mr. Resnick was the President of Triumph Controls, Inc., one of Triumph's operating locations.

(12)
Represents income imputed to the executive officer under Triumph's group term life insurance policy.

(13)
Includes: (i) $553, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $2,322, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(14)
Includes: (i) $418, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $2,322, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(15)
Includes: (i) $395, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $2,497, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(16)
Includes: (i) $109, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $473, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(17)
Includes: (i) $105, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $420, representing income imputed to the executive officer under Triumph's group term life insurance policy.

(18)
Includes: (i) $97, representing income imputed to the executive officer pursuant to the Split Dollar Agreement; and (ii) $672, representing income imputed to the executive officer under Triumph's group term life insurance policy.

Option Grants In Last Fiscal Year

        The following table lists, for each of the named executive officers, information about options granted under the 1996 stock option plan during the fiscal year ended March 31, 2002.

        The following options were granted on April 20, 2001. The options vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date.

        The exercise price for each option is equal to the fair market value of the common stock on the date of grant.

        Potential realizable value is based on the assumed annual growth rates listed, compounded annually for the ten-year option term.

        The dollar amounts set forth under this heading are the results of calculations required by the SEC and are not intended to forecast possible future appreciation, if any, of the value of the common stock.

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Appreciation for Option Term
Name			Exercise or Base Price ($/sh)	Expiration Date
					5%	10%
Richard C. Ill	20,000	9.0909	$38.35	4/20/11	$482,362.18	$1,222,400.47
John R. Bartholdson	20,000	9.0909	38.35	4/20/11	482,362.18	1,222,400.47
Lawrence J. Resnick	10,000	4.5455	38.35	4/20/11	241,181.09	611,200.24
Richard M. Eisenstaedt	10,000	4.5455	38.35	4/20/11	241,181.09	611,200.24
Kevin E. Kindig	10,000	4.5455	38.35	4/20/11	241,181.09	611,200.24

Fiscal Year End Option Values

        The following table lists, for each of the named executive officers, information about the value of unexercised options at March 31, 2002.

        The fair market value of "in-the-money" options was calculated based on the difference between the exercise price of the options held and the closing price per share for common stock on the NYSE of $39.20 on March 28, 2002, multiplied by the number of options held.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Underlying In-the-Money Options at Fiscal Year End ($) Exercisable/ Unexercisable
Richard C. Ill	0	0	58,500/34,500	$834,620/$144,620
John R. Bartholdson	0	0	58,500/34,500	834,620/144,620
Lawrence J. Resnick	0	0	32,867/16,500	551,833/78,220
Richard M. Eisenstaedt	0	0	17,250/14,750	248,480/54,980
Kevin E. Kindig	0	0	13,500/12,500	229,337/35,837

Supplemental Executive Retirement Plan

        Triumph adopted a Supplemental Executive Retirement Plan ("SERP") in 1999 for certain executive employees, including the named executive officers. SERP benefits are payable upon normal retirement, which is age 65. Early retirement benefits are available with an actuarial reduction for early commencement.

        The compensation committee determines the annual benefit for each participant and designs the individualized SERP packages accordingly. The maximum annual SERP benefit payable at age 65 for Messrs. Ill, Bartholdson, Resnick, Eisenstaedt and Kindig is $503,087; $459,195; $54,132; $45,321; and $19,749, respectively.

        These benefits are fixed amounts, but are subject to change with the approval of the compensation committee. Some executives may also have a twenty-year service requirement as part of the individualized SERP package. In those instances, the maximum SERP benefit is reduced proportionally for each year of service less than the required twenty years. Benefits are not increased for service in excess of twenty years. The SERP is considered unfunded for tax purposes and for purposes of Title I of ERISA.

Employment Agreements

        Triumph entered into employment agreements with Richard C. Ill and John R. Bartholdson, effective July 1, 1999, pursuant to which Messrs. Ill and Bartholdson serve as President and Chief Executive Officer and as Senior Vice President and Chief Financial Officer, respectively, of Triumph through September 30, 2002, unless earlier terminated by the board or, in certain circumstances following a change in control transaction, by the executive. These agreements provide for an annual salary to Mr. Ill of not less than $375,000 and to Mr. Bartholdson of not less than $315,000, plus incentive compensation as determined by the board or the compensation committee, by authority delegated by the board, and comparable benefits and perquisites given to other members of senior management. The annual base salaries of Messrs. Ill and Bartholdson are subject to increases as shall be approved by the board, with such increases constituting the new base salaries of Messrs. Ill and Bartholdson for purposes of their respective employment agreements. Messrs. Ill and Bartholdson are entitled to severance and other payments following the earlier termination of employment by Triumph or upon termination by the executive following a change in control of Triumph. The executive may terminate his employment following a change in control transaction, if as a result of this change in control, the executive in good faith is unable to carry out his duties and responsibilities, the executive is required to accept a material reduction in his duties and responsibilities or a geographical relocation or the successor company fails to assume the executive's employment agreement. In the event of any early termination (other than for "cause," death or disability), Messrs. Ill and Bartholdson are entitled to receive a severance payment from Triumph equal to one-twelfth of their respective salaries for 24 months. Messrs. Ill and Bartholdson are required to devote substantially all of their time and effort during normal business hours (reasonable sick leave and vacations excepted) to the business and affairs of Triumph.

        Triumph has also entered into employment agreements with each of Richard M. Eisenstaedt and Lawrence J. Resnick, effective July 1, 1999 and August 1, 2000, respectively. Pursuant to his employment agreement, Mr. Eisenstaedt serves as Vice President and General Counsel of Triumph through June 30, 2002, unless earlier terminated by the board or, in certain circumstances following a change in control transaction, by the executive. Pursuant to his employment agreement, Mr. Resnick serves as Vice President of Triumph through July 31, 2003, unless earlier terminated by the board, or in certain circumstances following a change in control transaction by the executive.

        These agreements provide for an annual salary to Mr. Eisenstaedt of not less than $182,500 and to Mr. Resnick of not less than $220,000, plus incentive compensation as determined by the board or the compensation committee, by authority delegated by the board, and comparable benefits and perquisites given to other members of senior management. The annual base salaries of Messrs. Eisenstaedt and Resnick are subject to increases as shall be approved by the board, with such increases constituting the new base salaries of Messrs. Eisenstaedt and Resnick for purposes of their respective employment agreements. Messrs. Eisenstaedt and Resnick are entitled to severance and other payments following the earlier termination of employment by Triumph or upon termination by the executive following a change in control of Triumph. The executive may terminate his employment following a change in control transaction, if as a result of this change in control, he in good faith is unable to carry out his duties and responsibilities, he is required to accept a material reduction in his duties and responsibilities or a geographical relocation or the successor company fails to assume his employment agreement. In the event of any early termination (other than for "cause", death or disability), Messrs. Eisenstaedt and Resnick are entitled to receive a severance payment from Triumph equal to one-twelfth of their salaries for 24 months. Mr. Eisenstaedt and Mr. Resnick are required to devote substantially all of their time and effort during normal business hours (reasonable sick leave and vacations excepted) to the business and affairs of Triumph.

Report of Compensation Committee on Executive Compensation

Overall Policy

        Triumph's executive compensation program is designed to be closely linked to corporate performance and results. To this end, Triumph has developed an overall compensation plan to provide its executive officers with the opportunity to earn cash compensation plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for Triumph's stockholders. Triumph's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The overall objectives of this strategy are to attract and retain the best and most experienced executive talent, to motivate these executives to achieve the goals inherent in Triumph's business strategy, to link executive and stockholder interests through equity-based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

        The compensation committee receives from time to time comprehensive data and analyses from independent compensation consultants who evaluate Triumph's compensation program against industry and peer group norms. Triumph seeks to offer base salaries for Triumph's executive officers at levels that are competitive with its industry group, that is, companies of similar size in the aviation and general manufacturing industries. In addition, Triumph provides significant incentive opportunities for its executive officers. Triumph's target for total cash compensation opportunities (salary plus bonus) is between the median and the 75th percentile for its industry group, with significant variability based on company-wide, business unit and individual performance. Triumph's annual incentive plan for executive officers is tied to business plans using a performance matrix based on consolidated return on operating assets, operating income and earnings per share. For the two most highly compensated executive officers, Triumph's target for annual incentive awards, as a percentage of annual base compensation, is 60% and 55%, respectively, and their maximum annual incentive awards are 120% and 110%, respectively. Triumph's other executive officers have annual incentive award opportunities which are determined by the executive officer's job function and level within Triumph. The actual award is established by the President and Chief Executive Officer of Triumph based on the performance of Triumph and the individual, subject to the review and approval of the compensation committee. Stock options are awarded to executive officers and other management employees to align the interest of Triumph's management with those of its stockholders.

        The compensation committee determines the compensation of Richard C. Ill, the President and Chief Executive Officer of Triumph, and of John R. Bartholdson, the Senior Vice President, Chief Financial Officer and Treasurer of Triumph. In addition, the board reviews the compensation proposed to be awarded by Messrs. Ill and Bartholdson to Triumph's other executive officers and the presidents of each of Triumph's operating locations.

        As discussed above, the key elements of Triumph's executive compensation consist of base salary, annual bonus, and options granted under Triumph's option plans. The compensation committee's policies for each of these elements, including the basis for the compensation awarded to Mr. Ill, Triumph's President and Chief Executive Officer, are discussed below.

        In addition, while the elements of compensation described below are considered separately, the compensation committee takes into account the full compensation package afforded by Triumph to the individual, including matching under its 401(k) plan, insurance and other benefits including the individuals' participation in the Split Dollar Life Insurance Program, as well as the programs described below.

Base Salaries

        Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies in Triumph's industry group. Annual salary adjustments are determined by evaluating the performance of Triumph and of each executive officer, and also take into account new responsibilities.

        For the base salary granted to Mr. Ill for the fiscal year ended March 31, 2002, the compensation committee took into account a comparison of base salaries of chief executive officers of Triumph's industry group, Triumph's success in meeting its financial objectives in this fiscal year, the success of Triumph's financial performance compared with similar companies engaged in providing products and services to the aviation industry, the economic conditions encountered within the aviation industry generally, the performance of the common stock and the ability of Triumph to enhance stockholder value generally and the assessment by the compensation committee of Mr. Ill's individual performance. The compensation committee also took into account the longevity of Mr. Ill's service to Triumph and its belief that Mr. Ill is an excellent representative of Triumph to the public by virtue of his stature in the community and the industry. Mr. Ill was granted a base salary of $480,000 for the fiscal year ended March 31, 2002.

Annual Bonus

        Triumph's executive officers are eligible for an annual cash bonus. The corporate performance measure for bonus payments is tied to business plans based on levels of consolidated return on operating assets, operating income and earnings per share. If a minimum level of consolidated return on operating assets and operating income is not met, no bonuses will be paid. Where appropriate, individual non-financial performance measures are considered in determining bonuses.

        Triumph exceeded its planned levels of performance for the year in consolidated cash return on operating assets, operating income and earnings per share goals for the fiscal year ended March 31, 2002. For the fiscal year ended March 31, 2002, Mr. Ill was awarded a bonus of $312,000.

Stock Options

        Under the 1996 stock option plan, stock options may be granted to Triumph's executive officers as well as its other employees. The compensation committee sets guidelines for the size of stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and annual bonus. In the event of poor corporate performance, the compensation committee may elect not to award options.

        Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant, vest over four years and may be exercised for up to ten years from the date of grant. This approach is designed to incentivize the creation of stockholder value over the long term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

        During the fiscal year ended March 31, 2002, 70,000 options to purchase shares of common stock were granted to executive officers of Triumph. The compensation committee believes that significant equity interests in Triumph held by Triumph's management align the interests of stockholders and management.

Restricted Stock

        Effective January 3, 2001, the compensation committee awarded 17,000 shares and 10,000 shares of restricted stock to Messrs. Ill and Bartholdson, respectively. The awards were in recognition of the significant growth of Triumph under their leadership and, in the opinion of the committee, brings the overall compensation for these two executives in line with senior executives at other companies in Triumph's peer group that demonstrate superior performance.

        The restricted stock awards are each subject to full or partial forfeiture, in the manner set forth in the restricted stock award, if the respective executive voluntarily resigns from Triumph within three (3) years of the grant.

Conclusion

        Through the programs described above, a significant portion of Triumph's executive compensation is linked directly to individual and corporate performance and stock price performance relative to that of the overall market as well as the industry index. The compensation committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

Compensation Committee Richard C. Gozon (Chairman) Claude F. Kronk Joseph M. Silvestri

        This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that Triumph specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Compensation Committee Interlocks and Insider Participation

        The compensation committee of the board is composed of Richard C. Gozon, Claude F. Kronk and Joseph M. Silvestri. None of the members of the compensation committee were employees of Triumph during the fiscal year ended March 31, 2002.

Security Ownership of Principal Stockholders and Management

Management

        As of May 31, 2002, the following nominees for director, the following executive officers, all directors and executive officers as a group, and the following 5% beneficial owners, were known to Triumph to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock and Class D common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this proxy statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o Four Glenhardie Corporate Center, 1255 Drummers Lane—Suite 200, Wayne, Pennsylvania 19087.

        Unless otherwise noted, Triumph believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock and Class D common stock beneficially owned by them.

        The percent of total shares outstanding is based upon outstanding shares of common stock and Class D common stock.

	Shares Beneficially Owned
Name	Number		Percent of Total Shares Outstanding
Richard C. Ill	260,193	(1)	1.6%
John R. Bartholdson	228,276	(2)(3)	1.4%
Lawrence J. Resnick	98,762	(4)	*
Richard M. Eisenstaedt	23,250	(5)	*
Kevin E. Kindig	37,763	(6)(7)	*
Richard C. Gozon	74,096	(8)	*
Claude F. Kronk	67,970	(9)	*
Joseph M. Silvestri	26,825	(10)(11)	*
William O. Albertini	14,501	(12)	*
Citicorp Venture Capital, Ltd. 399 Park Avenue New York, NY 10043	4,268,435	(13)	27.0%
Private Capital Management, Inc. 3003 Tamiami Trail North Naples, FL 34103	2,480,535		15.7%
All executive officers and directors as a group (9 persons)	831,636		5.3%

*
Less than one percent.

(1)
Mr. Ill currently holds stock options to purchase 73,000 shares of common stock, which options may be exercised in the next 60 days. This amount also includes 17,000 shares of restricted common stock, 5,666 of which have vested by May 31, 2002.

(2)
Mr. Bartholdson currently holds stock options to purchase 73,000 shares of common stock, which options may be exercised in the next 60 days. This amount also includes 10,000 shares of restricted common stock, 3,333 of which have vested by May 31, 2002.

(3)
Mr. Bartholdson disclaims beneficial ownership of 3,050 shares of common stock beneficially owned by his daughter.

(4)
Mr. Resnick currently holds options to purchase 38,492 shares of common stock, which options may be exercised in the next 60 days.

(5)
Mr. Eisenstaedt currently holds stock options to purchase 22,250 shares of common stock, which options may be exercised in the next 60 days.

(6)
Mr. Kindig currently holds stock options to purchase 17,000 shares of common stock, which options may be exercised in the next 60 days.

(7)
Mr. Kindig disclaims beneficial ownership of 210 shares of common stock beneficially owned by his children.

(8)
Mr. Gozon currently holds stock options to purchase 3,001 shares of common stock, which options may be exercised in the next 60 days.

(9)
Mr. Kronk currently holds stock options to purchase 3,001 shares of common stock, which options may be exercised in the next 60 days.

(10)
Mr. Silvestri currently holds stock options to purchase 3,001 shares of common stock, which options may be exercised in the next 60 days.

(11)
Mr. Silvestri disclaims beneficial ownership of the shares of common stock and Class D common stock held by Citicorp Venture Capital, Ltd.

(12)
Mr. Albertini currently holds stock options to purchase 3,501 shares of common stock, which options may be exercised in the next 60 days.

(13)
Includes 1,300,000 shares of common stock and 1,848,535 shares of Class D common stock, which Class D common stock cannot be voted in the election of directors. On June 6, 2002, Citicorp Venture Capital, Ltd. converted all 1,848,535 shares of its Class D common stock into 1,848,535 shares of common stock.    On June 12, 2002, Citicorp Venture Capital, Ltd. sold 2,702,500 shares of its common stock in a public offering. Following this offering, Citicorp Venture Capital, Ltd. owns 1,565,935 shares of common stock, which represents approximately 9.9% of the total shares outstanding.

Principal Stockholders

        As of May 31, 2002, each of the following persons was known to Triumph to be a "beneficial owner" (as defined in regulations issued by the SEC) of more than five percent of the outstanding common stock and Class D common stock.

        The information in this table was furnished by Citicorp Venture Capital, Ltd. and Private Capital Management, Inc. in reports to Triumph and by filings with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common stock and Class D common stock	Citicorp Venture Capital, Ltd. 399 Park Avenue New York, NY 10043	4,268,435	(1)	27.0%
Common stock	Private Capital Management, Inc. 3003 Tamiami Trail North Naples, FL 34103	2,480,535		15.7%

(1)
Includes 1,300,000 shares of common stock and 1,848,535 shares of Class D common stock, which Class D common stock cannot be voted in the election of directors. On June 6, 2002, Citicorp Venture Capital, Ltd. converted all 1,848,535 shares of its Class D common stock into 1,848,535 shares of common stock. On June 12, 2002, Citicorp Venture Capital, Ltd. sold 2,702,500 shares of its common stock in a public offering. Following this offering, Citicorp Venture Capital, Ltd. owns 1,565,935 shares of common stock, which represents approximately 9.9% of the total shares outstanding.

Performance Graph

        The following graph compares the percentage change in cumulative total stockholder return on the common stock, on a quarterly basis, from March 31, 1997 to the present with the cumulative total return over the same period of (i) the Aerospace/Defense Industry Index published by Standard & Poor's and (ii) the Russell 2000 index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG TRIUMPH GROUP, INC., THE RUSSELL 2000 INDEX
AND THE S&P AEROSPACE & DEFENSE INDEX

* $100 invested on 3/31/97 in stock or index—including reinvestment of dividends.
Fiscal year ending March 31.

        Triumph has not paid cash dividends on its common stock. Historic stock price is not indicative of future stock price performance.

Proposal No. 2—Ratification of Selection of Auditors

        The board has selected Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2003 and the stockholders are asked to ratify this selection. Ernst & Young LLP has advised Triumph that it has no direct or material indirect interest in Triumph or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of shares of common stock and class D common stock entitled to vote at the meeting, voting together as a class, is required to approve the ratification of the selection of auditors.

Audit Fees

        Ernst & Young LLP's fees for the audit of Triumph's financial statements for the fiscal year ended March 31, 2002 and for the reviews of Triumph's interim financial statements were $578,000.

Financial Information Systems Design and Implementation Fees

        Ernst & Young LLP billed no fees during fiscal year 2002 for information technology consulting.

All Other Fees

        Ernst & Young LLP's fees during fiscal year 2002 for professional services other than audit services and information technology consulting fees were $163,227. Triumph's audit committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence.

        The board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 2003.

Proposal No. 3—Approval of Material Terms of Executive Officer Performance Goals

Introduction

        Section 162(m) of the United States Internal Revenue Code does not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are "performance-based" as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that Triumph must obtain stockholder approval every five years of the material terms of performance goals for such compensation.

        Incentive compensation awards to executive officers under Triumph's annual bonus program constitute performance-based compensation. Triumph is requesting stockholder approval of the material terms of performance goals for the incentive compensation awards to be awarded to Triumph's executive officers during the next five years. The discussion below summarizes the key terms of Triumph's annual bonus program. If approved by the stockholders, this framework of the material terms of performance goals would enable Triumph to receive tax deductions for annual bonuses awarded to executive officers until the 2007 annual meeting. Triumph intends in the future to fully comply with the requirements for full deductibility. However, the compensation committee reserves the right to authorize compensation that may not be fully deductible if it determines that it is in the best interest of Triumph to do so.

        The following are the material terms of performance goals that stockholders must approve if Triumph is able to obtain tax deductions for the specific forms of performance-based compensation for executive officers whose total annual compensation exceeds $1 million, including: (i) the group of employees whose compensation would be subject to the performance goals; (ii) the business measurements on which each of the performance goals is based; and (iii) the maximum amounts payable to any executive officer under each performance goal.

Administration

        The Triumph incentive compensation plan ("Plan") is administered by the compensation committee of Triumph's board of directors. The compensation committee must have at least two members and each member must meet the standards of independence necessary to qualify as an "outside director" under Section 162(m) of the Internal Revenue Code. Accordingly, no eligible officers or employees of Triumph or any of its affiliates serve on the compensation committee.

        The employees whose bonus compensation would be subject to the performance goals for purposes of deductibility under Section 162(m) would be all the executive officers of Triumph. Directors of Triumph who are not salaried employees of Triumph are not eligible to participate in the annual bonus program.

Incentive Awards

        The compensation committee will determine the terms of each incentive award made to executive officers under the Plan. The committee will set a range of corporate performance goals for specified performance periods within the deadlines required by the regulations under Section 162(m). Performance is measured over Triumph's fiscal year which ends March 31. The payment, if any, due an executive officer pursuant to the bonus program will depend on the extent to which Triumph has achieved the corporate performance goals determined by the committee. For the two most highly compensated executive officers, Triumph's target for annual incentive awards, as a percentage of annual base compensation, is 60% and 55%, respectively, and their maximum annual incentive awards are 120% and 110%, respectively. No payment under the annual incentive plan to any one executive officer in any fiscal year shall exceed $1.5 million.

Performance Goals

        The compensation committee utilizes objective criteria, principally earnings per share on a fully diluted basis, to establish corporate performance goals for purposes of establishing awards under the Plan. The compensation committee believes that this measure of performance best aligns the interests of the executive officers with the interests of Triumph's stockholders.

        Actual performance goals may reflect absolute corporate performance or a relative comparison of Triumph's performance to the performance of peer group companies or other external measure of the selected performance goals. A performance goal may include or exclude items that measures specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in Triumph's financial statements. Performance goals expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted by the compensation committee so that the change in outstanding shares does not cause a substantive change in the applicable performance goal. The compensation committee may adjust performance goals for any other objective events or occurrences which occur during a performance period, including, but not limited to, changes in applicable tax laws or accounting principles.

Conclusion

        In summary, if the stockholders approve this proposal, the material terms of the performance goals described above will constitute the framework within which the compensation committee will set specific performance goals for the annual bonus program described above to be awarded to Triumph's executive officers between the dates of the 2002 and 2007 annual meetings, and therefore preserve Triumph's ability to obtain tax deductions for such compensation.

        The board recommends that stockholders vote "FOR" the approval of the material terms of the executive officer performance goals described above.

General and Other Matters

        The board knows of no matter, other than as referred to in this proxy statement, which will be presented at the meeting. However, if other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Triumph's directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of Triumph's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Triumph. Directors, officers and 10% holders are required by SEC regulations to send Triumph copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to Triumph and the representations made by the reporting persons to Triumph, Triumph believes that during the fiscal year ended March 31, 2002, its directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

Stockholder Proposals—2002 Annual Meeting

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2003 must be received by February 19, 2003 to be considered for inclusion in Triumph's proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2003 annual meeting of stockholders that is not included in Triumph's proxy statement for that meeting and fails to submit that proposal to the Secretary of Triumph on or before May 5, 2003, then Triumph will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in its proxy statement. Stockholder proposals should be directed to the Secretary, at the address of Triumph set forth on the first page of this proxy statement.

By order of the board of directors,

Richard M. Eisenstaedt Secretary

June 20, 2002

FOLD AND DETACH HERE

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PROXY

This Proxy is solicited on behalf of the Board of Directors
Triumph Group, Inc.

          The undersigned hereby appoints Richard C. Ill and John R. Bartholdson as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 15, 2002 or any adjournments thereof.

If no direction is made with respect to the election of directors or if you vote "FOR" the election of the nominees as directors, the proxies will allocate votes in their discretion among the nominees, unless otherwise specified.	Please mark your votes as indicated in this example ☒

The Board recommends a vote "FOR" the following directors:

Nominees: Richard C. Ill, John R. Bartholdson, Richard C. Gozon, Claude F. Kronk, Joseph M. Silvestri and William O. Albertini.

To distribute your votes on a cumulative basis, write below the name(s) of the nominee(s) you wish to vote for and the number of votes you wish to cast for each.

1.
ELECTION AS DIRECTORS
FOR all nominees listed above (except for those nominees I have crossed-out) ☐	WITHHOLD AUTHORITY to vote for all nominees listed above ☐

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

... ..........................

The Board recommends a vote "FOR" proposal 2.

2.
Ratify appointment of Ernst & Young LLP as independent auditors.

FOR ☐          AGAINST ☐          ABSTAIN ☐

The Board recommends a vote "FOR" proposal 3.

3.
Approve material terms of executive officer performance goals.

FOR ☐          AGAINST ☐          ABSTAIN ☐

Date
Signature
Signature
Note: Please Sign As Name Appears Hereon. Joint Owners Should Each Sign. When Signing As Attorney, Executor, Administrator, Trustee Or Guardian, Please Give Full Title As Such.

QuickLinks

Notice of Annual Meeting of Stockholders To Be Held on July 15, 2002
Proxy Statement For 2002 Annual Meeting of Stockholders To be held on July 15, 2002
General Information
Solicitation of Proxies
Quorum and Voting Rights
Proposal No. 1—Election of Directors
Proposal No. 2—Ratification of Selection of Auditors
Proposal No. 3—Approval of Material Terms of Executive Officer Performance Goals
General and Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Proposals—2002 Annual Meeting